EXHIBIT 10.QQ
June 4, 2009
[INSERT NAME]
     Dear Mr. [INSERT LAST NAME],
     You and Skyworks Solutions, Inc. (the “Company”) are parties to a Performance Share Award Agreement dated November 6, 2007 (your “2007 PSA”) evidencing the grant to you of an award of up to [INSERT NUMBER OF SHARES] performance shares of the Company. Each such performance share represents the right to receive one share of the common stock, $0.25 par value per share, of the Company (“Common Stock”) upon, and to the extent of, the achievement of the performance metrics set forth in your 2007 PSA.
     The Compensation Committee of the Board of Directors of the Company has determined to offer you the opportunity to exchange your 2007 PSA for the following:
          (1) a new restricted stock award (the “2009 RSA”) for [INSERT NUMBER OF SHARES] shares of restricted Common Stock equal to the “Nominal” tranche of shares of Common Stock that could be earned under your 2007 PSA, which will vest on November 6, 2010, provided that you continue your employment with the Company through such date, and
          (2) a new performance share award (the “2009 PSA” and together with the 2009 RSA, the “2009 Awards”) for up to [INSERT NUMBER OF SHARES] performance shares of the Company (the aggregate amount of the “Target” and “Stretch” tranches of shares of Common Stock that could be earned under the 2007 PSA), each of which will represent the right to receive one share of Common Stock upon the satisfaction of the performance metrics and other conditions set forth on Exhibit A hereto.
     If you accept this offer to exchange your 2007 PSA for the 2009 Awards, you hereby agree as follows:
          (1) that the 2009 Awards will be subject to the terms and conditions of the Company’s Amended and Restated 2005 Long-Term Incentive Plan (the “Plan”);

          (2) that the 2009 Awards will be granted pursuant to applicable agreements between you and us and will be subject to the additional terms and conditions set forth therein;
          (3) that your 2007 PSA will be cancelled effective as of the date of your execution of this letter agreement and you, on behalf of yourself and your successors and assigns, fully, forever, irrevocably and unconditionally forfeit, release, remise, waive and discharge with prejudice (a) any and all of your rights with respect to, and your interest in, your 2007 PSA, (b) the Company and its directors, officers, employees, agents, affiliates, subsidiaries, representatives, successors and assigns from any and all of their obligations under, with respect to, or arising out of, your 2007 PSA and (c) any and all claims, complaints, rights, causes of action, suits, demands, expenses, costs or damages, both known and unknown, in law or in equity that you had, now have or may have related to or arising out of your 2007 PSA;
          (4) that the transactions contemplated by this letter agreement and the vesting events described hereby do not constitute an express or implied promise of continued engagement as an employee or consultant for the vesting period, for any period, or at all; and
          (5) that you have been adequately represented by counsel or have voluntarily chosen not to consult with counsel in deciding to accept this offer and execute this letter agreement.
     If you wish to accept this offer, you must counter-sign this letter agreement below and return this form prior to June 9, 2009, to
          Mark V.B. Tremallo
          V.P., General Counsel
          Skyworks Solutions, Inc.
          20 Sylvan Road
          Woburn, MA 01801
     If we do not receive your signed written response by June 9, 2009, you will be deemed to have rejected this offer. If you decide not to accept the offer, your 2007 PSA will continue in full force and effect.
     This letter agreement, the Plan and the agreements governing the 2009 Awards constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this letter agreement. Notwithstanding anything to the contrary in this letter agreement, in the event of any conflict between the terms of this letter agreement and the Plan or the agreements governing the 2009 Awards, the Plan or the agreements governing the 2009 Awards, as applicable, shall control. This letter agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of laws. This letter agreement may be executed in counterparts, each of which will be deemed to be an original instrument and all such counterparts shall together constitute the same agreement. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, and each other provision of this agreement shall be severable and enforceable to the extent permitted by law. This letter agreement may be amended or modified only by a written instrument executed by both parties hereto.

     If you have any questions about the offer please feel free to contact George LeVan.

SKYWORKS SOLUTIONS, INC.
By:
Name:	Mr. Dave Aldrich
Title:	President and CEO

AGREED AND ACCEPTED:

Name: [INSERT NAME]

Dated:

Exhibit A
2009 Performance Share Award Conditions
Subject to the terms and conditions of the definitive agreement that governs the 2009 PSA and the terms and conditions of the Plan, you will be issued one share of Common Stock for each performance share that you are granted in the event that the following conditions are satisfied:
(a) Relative Stock Price Performance Condition:
     “Target Relative Stock Price” The “Target Relative Stock Price” metric shall be deemed met on November 6, 2010 (the “Measurement Date) if the percentage change in the price of Skyworks’ common stock exceeds the 60th percentile of its Peer Group (as defined below) during the Measurement Period.
     “Stretch Relative Stock Price” The “Stretch Relative Stock Price” metric shall be deemed met on the Measurement Date if the percentage change in the price of Skyworks’ common stock exceeds the 70th percentile of its Peer Group during the Measurement Period.
     For purposes of this agreement, the “Peer Group” shall consist of the following companies:
Anadigics, Inc.
Analog Devices, Inc.
Broadcom Corp.
Cypress Semiconductor Corporation
Fairchild Semiconductor Corp.
Integrated Device Technology, Inc.
Intersil Corporation
Linear Technology Corporation
LSI Logic Corporation
Maxim Integrated Products, Inc.
National Semiconductor Corporation
ON Semiconductor Corp.
RF Micro Devices, Inc.
Silicon Laboratories Inc.
TriQuint Semiconductor, Inc.
     For purposes of this agreement, the Measurement Period shall begin on November 6, 2007, and end on the Measurement Date, and the percentage change in the price of the common stock of the Company, as well as each member of the Peer Group, during such period shall be determined by comparing (x) the average of the entity’s stock price for the ninety (90) day period beginning on November 6, 2007 to (y) the average of the entity’s stock price for the ninety (90) day period ending on the Measurement Date. For purposes of calculating the average price of the common stock of an entity during such ninety (90) day periods, only “trading days” shall be used in the calculation and trading volume on any such trading day shall not be factored into such calculation.

(b) Continued Employment Condition.
     If the Relative Stock Price Performance Metric is met for either the “Target” or “Stretch” tranche (or both), then 50% of such total shares would be issuable to the participant on 11-6-2010, and the other 50% of such total shares would be issuable on 11-6-2011, provided that the participant has continued employment with Skyworks through such date(s).